EXHIBIT 23





                    CONSENT OF INDEPENDENT ACCOUNTANTS









We consent to the incorporation by reference in the registration statements of New York State Electric & Gas Corporation on Form S-3 (Registration Nos. 33-54155 and 33-50719) and on Form S-8 (Registration Nos. 33-54993, 333-16201 and 333-27517) and in the
registration statement of Energy East Corporation on Form S-4 (Registration No. 333-37997) of our report dated January 30, 1998, on our audits of the consolidated financial statements and financial statement schedule of New York State Electric & Gas Corporation and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in this Annual Report on Form 10-K.




                                         COOPERS & LYBRAND L.L.P.



New York, New York
March 27, 1998